EXHIBIT 16 TO FORM 8-K




May 17, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K dated May 11, 2001, of USA Digital, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                            /s/ Ernst & Young LLP